UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 14, 2011
Date of Report

November 8, 2011
(Date of earliest event reported)

ENERGY EDGE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	8711	52-2439239
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Route 22 East, Suite 2000, Bridgewater, New Jersey 08807
(Address of principal executive offices, including zip code)

(888)729-5722 x100
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement.

On November 8, 2011, Energy Edge Technologies Corporation (the “Company”) and Trillacorpe/BK LLC (“TBK”) (collectively, the “Parties”) entered into, completed, and closed a Co-Operating Agreement (the “Agreement”) under the relevant laws, rules, and regulations of the state of New Jersey.  The purpose of the Agreement was for developing a joint venture for obtaining private sector work and government certifications, designations, and other auditable platforms and procedures within the United States.  TBK will use its best efforts to position the Company and the Subsidiary (as defined below) to become standalone federal contractors within six months of the date of the Agreement, and give them the ability to bid on their own governmental work, as well as collaborate with other firms and organizations such as TBK.

Under the Agreement, the Parties agreed to establish a subsidiary, the name yet to be determined (the “Subsidiary”), which will be owned 70 percent by the Company and 30 percent by TBK.  It was agreed that the Subsidiary would be established to: (i) attempt to get the Company certified for federal government work; (ii) conduct all federal government energy efficiency work on behalf of the Company; (iii) conduct energy work done for customers introduced to the Company through TBK; (iv) conduct any and all work done with third-party suppliers of “green” power on behalf of the Company; (v) potentially acquire its own trading symbol; and (vi) conduct other lawful business.  The Subsidiary will operate as an independent entity separate and apart from the Parties.

As consideration for the service provided under the Agreement, TBK will receive two (2) million shares of the Company’s restricted common stock.  Although the Parties have an intention for a long-term co-operating relationship, the initial term under the Agreement is six months to adhere to Federal guidelines.  However, the Agreement will automatically renew every six months in perpetuity unless terminated per the Agreement.

The full text of the Agreement is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this Report is hereby incorporate by reference in this Item 2.01.

Item 9.01                      Exhibits

The Agreement is attached hereto as Exhibit 10.1 and hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2011

Energy Edge Technologies Corporation

By:	/s/ Robert Holdsworth
Name:	Robert Holdsworth
Title:	President